Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. _______)

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Filed by a Party other than the Registrant [ ]

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Lincoln Bancorp
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Lincoln Bancorp

P.O. Box 510
905 Southfield Drive
Plainfield, Indiana 46168
(317) 839-6539

Notice of Annual Meeting of Shareholders

To Be Held On April 15, 2008

The Annual Meeting of Shareholders of Lincoln Bancorp will be held at the Guilford Township Community Center, Hummel Park, 1500 S. Center Street, Plainfield, Indiana, on Tuesday, April 15, 2008, at 12:00 p.m., local time.

The Annual Meeting will be held for the following purposes:

1.	Election of Directors. Election of two directors of Lincoln to serve three-year terms expiring in 2011.

2.	Other Business. Other matters as may properly come before the meeting or at any adjournment.

You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on February 25, 2008.

We urge you to read the enclosed Proxy Statement carefully so you will have information about the business to come before the meeting or any adjournment. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

We will provide lunch at the Annual Meeting of Shareholders. Please R.S.V.P. by April 8, 2008, to Susie at (317) 837-3604 if you plan to attend the meeting and enjoy lunch.

A copy of our Annual Report for the fiscal year ended December 31, 2007, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

By Order of the Board of Directors

Jerry R. Engle
Chairman, President and Chief Executive Officer

Plainfield, Indiana
March 14, 2008

It is important that you return your proxy promptly.  Therefore, whether or not you plan to be present in person at the Annual Meeting, please sign, date and complete the enclosed proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States.

Lincoln Bancorp

P.O. Box 510
905 Southfield Drive
Plainfield, Indiana 46168
(317) 839-6539

Proxy Statement

for

Annual Meeting of Shareholders

April 15, 2008

The Board of Directors of Lincoln Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held at 12:00 p.m., local time, on April 15, 2008, at the Guilford Township Community Center, Hummel Park, 1500 S. Center Street, Plainfield, Indiana, and at any adjournment of the meeting. Lincoln’s principal asset consists of 100% of the issued and outstanding shares of common stock of Lincoln Bank.  We expect to mail this Proxy Statement to our shareholders on or about March 14, 2008.

Items of Business

At the Annual Meeting, shareholders will:

•	vote on the election of two directors to serve three-year terms expiring in 2011; and

•	transact any other matters of business that properly come before the meeting.

We do not expect any other items of business, because the deadline for shareholder nominations and proposals has already passed. If other matters do properly come before the meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

Voting Information

Who is entitled to vote?

Shareholders of record at the close of business on February 25, 2008, the record date,  may vote at the Annual Meeting. On the record date, there were 5,312,981 shares of the Common Stock issued and outstanding, and Lincoln had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

How many votes are required to elect directors?

The two nominees for director receiving the most votes will be elected. Abstentions and instructions to withhold authority to vote for a nominee will result in the nominee receiving fewer votes but will not count as votes against the nominee.

How do I vote my shares?

If you are a “shareholder of record,” you can vote by mailing the enclosed proxy card. The proxy, if properly signed and returned to Lincoln and not revoked prior to its use, will be voted in accordance with the instructions contained in the proxy. If you return your signed proxy card but do not indicate your voting preferences, the proxies named in the proxy card will vote on your behalf for the two nominees for director listed below. If you do not give contrary instructions, the proxies will vote for each matter described below and, upon the transaction of other business as may properly come before the meeting, in accordance with their best judgment.

If you are a “shareholder of record” you may also vote your shares by telephone or over the Internet.  To do so, please follow the instructions for telephone or Internet voting on your proxy card.  Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m., local time on April 15, 2008.  If you vote by telephone or on the Internet, you do not have to return your proxy card.

If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.  If you do not give instructions to your nominee, your nominee will nevertheless be entitled to vote the shares with respect to “discretionary” items, but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, the shares will be treated as “broker non-votes.”  Under the Nasdaq Stock Exchange rules, the election of directors is considered a “discretionary” item and, therefore, your nominee may vote your shares without instructions from you.  The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank, or other holder of record.  Therefore we recommend that you follow the voting instructions in the materials you receive from such persons.

Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.

How do I vote shares held in Lincoln’s 401(k) Plan?

We maintain an Employee Stock Ownership and 401(k) Savings Plan which owns approximately 8.9% of Lincoln’s Common Stock. Employees of Lincoln and its subsidiaries participate in the Plan. Each Plan participant instructs the trustee of the Plan how to vote the shares of Lincoln Common Stock allocated to his or her account under the Plan. If a participant properly executes the voting instruction card distributed by the trustee, the trustee will vote such participant’s shares in accordance with the shareholder’s instructions. Where properly executed voting instruction cards are returned to the trustee with no specific instruction as how to vote at the Annual Meeting, the trustee will vote the shares “FOR” the election of each of management’s director nominees. The trustee will vote the shares of Lincoln Common Stock held in the Plan but not allocated to any participant’s account and shares as to which no voting instruction cards are received in the same proportion as the allocated shares in the Plan are voted with respect to the items being presented to a shareholder vote.

Can I change my vote after I have mailed my proxy card?

You have the right to revoke your proxy at any time before it is exercised by (1) notifying Lincoln’s Secretary (John M. Baer, P.O. Box 510, 905 Southfield Drive, Plainfield, Indiana 46168) in writing, (2)  delivering a later-dated proxy, or (3) voting in person at the Annual Meeting.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy card or by telephone or over the Internet even if you plan to attend the meeting.

If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or other nominee giving you the right to vote the shares at the meeting.

What constitutes a quorum?

The holders of over 50% of the outstanding shares of Common Stock as of the record date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

Principal Holders of Common Stock

The following table provides information as of February 25, 2008, about each person known by Lincoln to own beneficially 5% or more of the Common Stock.

Name and Address of Beneficial Owner	Number of Shares of Stock Beneficially Owned(1)	Percent of Class
Lincoln Bank Employee Stock Ownership and 401(k) Savings Plan 905 Southfield Drive Plainfield, Indiana 46168-0510 (1)	473,869 (2)	8.9%

(1)
Unless other information is given, the named beneficial owner has sole voting and dispositive power with respect to the shares. The information in this chart with respect to the Lincoln Bank Employee Stock Ownership and 401(k) Savings Plan (the “401(k) Plan”) is based on a Schedule 13G Report filed with the Securities and Exchange Commission containing information concerning shares held by the 401(k) Plan.  The information in this chart does not reflect any changes in shareholdings that may have occurred since the date of that filing.

(2)
These shares are held by Fiserv Trust, as Trustee of the 401(k) Plan. Of these shares, 224,763 represent shares as to which voting and dispositive power is shared by the Trustee and the participants.  The Employees participating in the 401(k) Plan are entitled to instruct the Trustee on how to vote shares held in their accounts under the 401(k) Plan. The Plan requires the Trustee to vote unallocated shares held in a suspense account under the Plan and shares as to which no voting instructions are received in the same proportion as allocated shares are voted.

Proposal 1 –Election of Directors

The Board of Directors currently consists of eight members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years (unless a shorter period is specified) and until their successors are elected and qualified. One class of directors is elected annually.

The nominees for director this year are David E. Mansfield and Patrick A. Sherman, each of whom is a current director of Lincoln. If the shareholders elect these nominees at the Annual Meeting, the terms of Messrs. Mansfield and Sherman will expire in 2011.  No nominee for director is related to any other director or executive officer of Lincoln or nominee for director by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

The Board recommends that you vote FOR the two nominees.

The following table provides information on the nominees for the position of director of Lincoln and for each director continuing in office after the Annual Meeting, including the number and percent of shares of Common Stock beneficially owned as of the record date. The table also includes information on the number of shares of Common Stock beneficially owned by executive officers of Lincoln who are not directors, and by all directors and executive officers of Lincoln as a group.

Name	Expiration of Term as Director	Director of Lincoln Since	Director of the Bank Since	Common Stock Beneficially Owned as of February 25, 2008 (1)		Percentage of Class (2)

Director Nominees
David E. Mansfield	2011	1998	1997	41,480	(3)	.8%
Patrick A. Sherman	2011	2005	2005	36,000	(4)	.7%

Directors
Jerry R. Engle	2010	2004	2004	128,541	(5)	2.4%
W. Thomas Harmon	2010	1998	1982	77,197	(6)	1.4%
Jerry R. Holifield	2010	1998	1992	62,483	(7)	1.2%
Lester N. Bergum, Jr.	2009	1998	1996	52,977	(8)	1.0%
Dennis W. Dawes	2009	1999	1999	26,690	(9)	.5%
R.J. McConnell	2009	2004	2004	44,861	(10)	.8%

Executive Officers
John B. Ditmars Executive Vice President				73,241	(11)	1.4%
John M. Baer Secretary and Treasurer				130,870	(12)	2.4%
Jonathan D. Slaughter Vice President				18,478	(13)	.3%
Bryan Mills Senior Vice President				10,247	(14)	.2%
J. Douglas Bennett Senior Vice President, Business Development				7,475	(15)	.1%
All directors and executive officers as a group (13 persons)				710,540	(16)	12.5%

(1)	Unless otherwise indicated, each nominee or director has sole investment and/or voting power with respect to the shares shown as beneficially owned by him.
(2)
Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes.

(3)
Includes 11,107 shares held in a trust for the benefit of Mr. Mansfield’s children, as to which Mr. Mansfield and his spouse serve as trustees, options for 29,480 shares granted under Lincoln’s option plans, and 893 shares held under the Lincoln Bank Recognition and Retention Plan (“Recognition and Retention Plan”).  Does not include options for 2,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(4)
Includes 30,000 shares granted under Lincoln’s option plans and 3,000 shares held under the Recognition and Retention Plan.  Does not include options for 2,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(5)
Includes 33,603 shares held jointly by Mr. Engle and his spouse, all of which are held in a brokerage account securing a margin loan to Mr. Engle, 85,875 shares subject to options granted under Lincoln’s option plans, 3,000 shares held under the Lincoln Bank Recognition and Retention Plan and Trust, and 3,696 shares allocated to Mr. Engle’s account under the 401(k) Plan as of December 31, 2007. Does not include options for 30,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(6)
Includes 20,000 shares granted under Lincoln’s option plans and 893 shares held under the Recognition and Retention Plan. Includes 15,401 shares held in trust for the benefit of his spouse, as to which Mr. Harmon serves as trustee, and 14,130 shares held in his wife’s trust for Mr. Harmon’s benefit, as to which his wife serves as trustee.   Does not include options for 2,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(7)
Includes 15,297 shares held jointly by Mr. Holifield and his spouse, options for 30,000 shares granted under Lincoln’s option plans, and 893 shares held under the Recognition and Retention Plan.  Does not include options for 2,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(8)
Includes 19,694 shares held jointly by Mr. Bergum and his spouse, options for 20,000 shares granted under Lincoln’s option plans, and 893 shares held under the Recognition and Retention Plan.  Does not include options for 2,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(9)
Includes options for 23,500 shares granted under Lincoln’s option plans, and 893 shares held under the Recognition and Retention Plan.  Does not include options for 2,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(10)
Includes 6,087 shares held in a trust for the benefit of Mr. McConnell, 3,774 shares held jointly with his spouse, all of which are pledged to secure a bank loan to Mr. McConnell, 3,000 shares held under the Recognition and Retention Plan, and options for 30,000 shares granted under Lincoln’s option plans.  Does not include options for 2,000 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(11)
Includes 6,016 shares held jointly by Mr. Ditmars and his spouse, 984 shares held in a trust of which Mr. Ditmars is a beneficiary, 53,625 shares subject to options granted under Lincoln’s option plans, and 2,629  shares allocated to Mr. Ditmars’ account under the 401(k) Plan as of December 31, 2007. Does not include options for 22,250 shares granted under those option plans which are not exercisable within 60 days of the record date.

(12)
Includes 24,891 shares held jointly by Mr. Baer and his spouse, 10,891 of which are pledged to secure a bank loan to Mr. Baer, options for 60,092 shares granted under Lincoln’s option plans, and 16,987 shares allocated to Mr. Baer’s account under the 401(k) Plan as of December 31, 2007.  Does not include options for 2,250 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(13)
Includes options for 5,000 shares granted under Lincoln’s option plans and 3,014 shares allocated to Mr. Slaughter’s account under the 401(k) Plan as of December 31, 2007.  Does not include options for 2,250 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

(14)
Includes 4,500 shares subject to options granted under Lincoln’s stock option plans and 81 shares held as custodian for Mr. Mills’ daughter.  Does not include options for 2,250 shares which are not exercisable within 60 days of the record date.

(15)	Includes 1,000 shares subject to options granted under Lincoln’s stock option plans. Does not include options for 6,250 shares which are not exercisable within 60 days of the record date.
(16)
Includes 13,465 shares held under the Recognition and Retention Plan, options for 393,072 shares granted under Lincoln’s option plans, and 28,792 shares allocated to the accounts of those persons under the 401(k) Plan as of December 31, 2007. Does not include options for 79,250 shares granted under Lincoln’s option plans which are not exercisable within 60 days of the record date.

Presented below is information concerning the director nominees and directors continuing in office of Lincoln:

Lester N. Bergum, Jr. (age 59) is an attorney and partner with the firm of Robison Robison Bergum & Johnson in Frankfort, Indiana, where he has practiced since 1974. He has also served since 1989 as President of Title Insurance Services, Inc., a title agency located in Frankfort, Indiana.

Dennis W. Dawes (age 62) is President of Hendricks Regional Health, President of Hendricks Regional Health Foundation, Vice Chairman of Suburban Health Organization, Vice Chairman of Crisis Pregnancy Center of Central Indiana, and Vice Chairman of Faith Missionary Church.

Jerry R. Engle (age 63) has been President and Chief Executive Officer of the Bank since May 1, 2005, and Chairman of the Board, President and Chief Executive Officer of Lincoln since June 1, 2005.  Prior to this he was the Executive Vice President and Chief Operating Officer of the Bank, and Vice Chairman of the Board of Directors of Lincoln since the merger of First Shares Bancorp, Inc. with Lincoln in August 2004.  Formerly, he was the President and Chief Executive Officer of First Shares and its subsidiary First Bank from March 1999 until joining Lincoln.

W. Thomas Harmon (age 68) has served as the co-owner, Vice President, Treasurer and Secretary of Crawfordsville Town & Country Homecenter, Inc. in Crawfordsville, Indiana, since 1978. Mr. Harmon is also a co-owner and officer of RGW, Inc., in Crawfordsville, a company that develops real estate subdivisions and manages apartment rental properties, a position he has held since 1965.

Jerry Holifield (age 66) became Chairman of the Board of the Bank in December, 1999 and has been the School Superintendent of the Plainfield Community School Corporation since 1991.

David E. Mansfield (age 65) became Vice President of The Excel Group in Greenwood, Indiana (sales and servicing of petroleum equipment) in March 2003. Previously he had been an Administrative Supervisor for Marathon Oil where he had worked since 1973.

R.J. McConnell (age 48) is a partner with the law firm of Bose McKinney & Evans LLP, Indianapolis, Indiana.

Patrick A. Sherman (age 60) is a principal in the certified public accounting firm of Sherman & Armbruster, LLP, located in Greenwood, Indiana.

Corporate Governance

Director Independence

All of the directors except Jerry R. Engle meet the standards for independence of Board members set forth in the Listing Standards for the NASDAQ Stock Exchange.  The Board of Directors of Lincoln considers the independence of each of the directors under the Listing Standards of the NASDAQ Stock Exchange which for purposes of determining the independence of Audit Committee members also incorporate the standards of the Securities and Exchange Commission included in Reg. § 240.10A-3(b)(1). Among other things, the Board considers current or previous employment relationships  as well as material transactions or relationships between Lincoln or its subsidiaries and the directors, members of their immediate family, or entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent. Among other matters, in reaching its determination on independence, the Board considered the facts that Lester Bergum’s law firm, Robison Robison Bergum & Johnson, receives fees for foreclosure and collection work for the Bank and R.J. McConnell’s law firm, Bose, McKinney & Evans LLP, provides certain legal services to the Bank. See “Transactions with Related Persons.”

Director Requirements

Lincoln’s By-Laws require directors to have their primary domicile in Brown, Clinton, Hendricks, Montgomery, Morgan or Johnson Counties, Indiana; to have had a loan or deposit relationship with the Bank for a continuous period of nine months prior to their nomination to the Board; and, if a non-employee director, to have served as a member of a civic or community organization based in Brown, Clinton, Hendricks, Montgomery, Morgan or Johnson Counties, Indiana for at least a continuous period of twelve months during the five years prior to their nomination to the Board. The Board of Directors of Lincoln may waive one or more of these requirements for new members appointed to the Board in connection with the acquisition of another financial institution by Lincoln or in connection with the acquisition or opening of a new branch by the Bank. Directors of Lincoln are also required to own 1,000 shares of Common Stock of Lincoln.

Meetings of the Board of Directors

During the fiscal year ended December 31, 2007, the Board of Directors of Lincoln met or acted by written consent 13 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of Lincoln held while he served as director and of meetings of committees on which he served during that fiscal year.

Board Committees

Lincoln’s Board of Directors has an Audit/Compliance Committee, a Stock/Compensation Committee, and an Executive/Governance/Nominating Committee, among its other Board Committees. All committee members are appointed by the Board of Directors.

The Audit/Compliance Committee, the members of which are Patrick A. Sherman (Chairman), W. Thomas Harmon, Dennis W. Dawes, David E. Mansfield, and Jerry R. Holifield, recommends the appointment of Lincoln’s independent accountants, and meets with them to outline the scope and review the results of the audit. Each of these members meets the requirements for independence set forth in the Listing Standards of the NASDAQ Stock Exchange.  In addition, the Board of Directors has determined that Patrick A. Sherman is a “financial expert” as that term is defined in Item 401(h)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934. The Audit/Compliance Committee also approves internal audit reports, compliance reviews and training schedules. The Audit/Compliance Committee met five times during the fiscal year ended December 31, 2007. The Board of Directors has adopted a written charter for the Audit/Compliance Committee, which is posted on Lincoln’s website at www.lincolnbankonline.com (under “Investor Relations” click on “Corporate Governance”). The Board of Directors reviews and approves changes to the Audit/Compliance Committee Charter annually.

The Stock/Compensation Committee administers Lincoln’s stock option plans and the Lincoln Bank Recognition and Retention Plan, and establishes compensation for Lincoln’s executive officers. The Stock/Compensation Committee met or acted by written consent four times during fiscal 2007. The current members of these Committees are Messrs. Mansfield (“Chairman”), Harmon, Holifield, Bergum and Dawes. All of these Committee members met the standards for independence for compensation committee members set forth in the Listing Standards of the NASDAQ Stock Exchange.  The Stock/Compensation Committee has a separate charter which is posted on Lincoln’s website at www.lincolnbankonline.com.

The Executive/Governance/Nominating Committee, referred to here as the “Nominating Committee,” selects the individuals who will run for election to Lincoln’s Board of Directors each year. Its current members are Jerry R. Holifield (Chairman), Lester N. Bergum, Jr., W. Thomas Harmon, and R.J. McConnell.  It met one time during 2007.  All of these members meet the standards for independence for nominating committee members set forth in the Listing Standards of the NASDAQ Stock Exchange.  The Executive Committee does not have a separate charter, but it has Duties and Responsibilities that are available at www.lincolnbankonline.com.

Although the Nominating Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose, as it will address nominations on a case by case basis. When considering a potential candidate for membership on Lincoln's Board of Directors, the Nominating Committee considers skills in writing and finance, business judgment, management skills, crisis response abilities, industry knowledge, leadership and strategy/vision. The Nominating Committee will also consider the qualification requirements for Directors in Lincoln’s By-laws as described above. The Nominating Committee does not have specific minimum qualifications that must be met by an Nominating Committee-recommended candidate other than those prescribed by the By-laws and it has no specific process for identifying the candidates. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on Lincoln's Board of Directors by a shareholder. The Nominating Committee has not received any recommendations from any of Lincoln's shareholders in connection with the Annual Meeting.

Article III, Section 12 of Lincoln’s By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors if they follow the procedures in the By-Laws for submitting nominations. The procedures include, among other requirements, that the shareholder deliver written notice of a proposed nomination to the Secretary of Lincoln not less than 120 days prior to the Annual Meeting (or, if less than 130 days’ notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in Lincoln’s By-Laws if the Annual Meeting is held on that date), the shareholder notice must be received not later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made).

Compensation Committee Interlocks and Insider Participation

All of the members of the Stock/Compensation Committee are independent and no member of the Stock/Compensation Committee has served as an officer or employee of Lincoln or the Bank. None of the members of the Stock/Compensation Committee is an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors.  No member of the Stock/Compensation Committee has had any relationship with Lincoln requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.

Communications with Directors

Lincoln has adopted a policy for its shareholders to send written communications to Lincoln’s directors. Under this policy, shareholders may send written communications in a letter by first-class mail addressed to any director at Lincoln’s main office. Lincoln has also adopted a policy that strongly encourages its directors to attend each Annual Meeting of shareholders. All of Lincoln’s directors at the time attended the Annual Meeting of Shareholders on April 17, 2007.

Compensation Discussion and Analysis

Overview of Compensation Program

The Bank compensates the executive officers of Lincoln. During the fiscal year ended December 31, 2007, Lincoln did not pay any cash compensation to any of the executive officers.

The following table lists Lincoln’s six executive officers who are included in the Summary Compensation Table and other tables.  These six officers are referred to as the “named executive officers.”

Executive Officer	Bank Title	Lincoln Title

Jerry R. Engle	President and Chief Executive Officer	Chairman of the Board, President and Chief Executive Officer
John Ditmars	Executive Vice President and Chief Operating Officer	Executive Vice President
John M. Baer	Senior Vice President, Chief Financial Officer, Secretary and Treasurer	Secretary and Treasurer
Jonathan D. Slaughter	Senior Vice President, Chief Credit Officer	Vice President
Bryan Mills	Senior Vice President, Mortgage and Consumer Lending Manager	N/A
James D. Bennett	Senior Vice President, Business Development	N/A

The Stock/Compensation Committee of Lincoln’s Board of Directors determines, subject to the approval of the Board of Directors, the compensation for the named executive officers. The Committee reviews payroll costs, establishes policies and objectives relating to compensation, and approves the salaries of all employees, including executive officers. All recommendations by the Committee relating to salaries of Lincoln’s executive officers are approved by the full Board of Directors of the Bank. The Committee uses similar procedures in establishing the Chief Executive Officer’s annual compensation, including a review of  the Chief Executive Officer’s annual performance in achieving organizational goals and strategic initiatives as well as using survey data for comparable financial institutions in the Midwest.

The Chief Executive Officer recommends annual compensation adjustments to the Committee for all executive officers other than himself. In developing these recommendations, the Chief Executive Officer considers the performance of the individual executive officers over the past year, including achievement of specific goals and objectives, as well as their contribution to the strategic advancement of the organization. In addition, he reviews salary surveys and considers his personal knowledge of industry trends in making his recommendation. The Committee then reviews these recommendations, along with the executive officer annual review forms, if appropriate and, after discussion, either accepts the recommendation or recommends changes. Occasionally the Chief Executive Officer makes mid-year recommendations to the Committee for either salary adjustments or other forms of compensation, such as options or restricted stock awards. These mid-year adjustments are infrequent and could result, for example, from a change in responsibility or title, the recognition of a mile-stone achievement or an adjustment to establish parity with a newly hired individual where warranted. In fiscal 2007, the Chief Executive Officer did not recommend to the Committee any modifications to the annual merit recommendations with respect to executive officers and the full Board of Directors did not make any modifications to the Committee actions and recommendations.

The Committee has access to and reviews compensation data for comparable financial institutions in the Midwest in determining and approving the salaries of executive officers. To determine 2007 compensation, the Committee reviewed salary surveys compiled by Crowe Chizek and Company, LLP and America’s Community Bankers.

The Committee has the authority under the Committee’s charter to retain outside consultants or advisors to assist the Committee. No outside consultants were retained in 2007.

Impact of Performance on Compensation

Each executive’s performance is reviewed annually along with the financial performance of the institution and the extent to which its strategic objectives have been achieved. Generally, individual performance drives base salary adjustments as well as some option awards. The institution’s financial performance is rewarded through the bonus program described below under “Annual Incentive Bonuses.” In addition, outstanding individual performance or substantial advancement of strategic organizational goals may also result in the award of either options or restricted shares. Also, a change in job responsibility may trigger a compensation review outside the annual process.

Objectives of Compensation Program

The Committee has the following objectives with respect to executive compensation:

(1)
provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to Lincoln’s long-term success;

(2)	reward executive officers based upon their ability to achieve short-term and long-term strategic goals and objectives and enhance shareholder value; and

(3)
align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of Lincoln’s shares increases.

2007 Executive Compensation Components

Lincoln’s executive compensation system contains the following components:

•	salary;

•	annual performance-based bonus;

•	options;

•	recognition and retention stock awards subject to vesting requirements; and

•	post-employment compensation in the form of employment contracts.

Current compensation, designed to compensate employees for their current responsibilities and performance, includes monthly salary payments and annual performance-based bonus payments. The annual incentive bonuses are tied to Lincoln’s performance in the areas of growth, profit, quality, and productivity as they ultimately relate to earnings per share and return on equity for the current fiscal year. In years in which the performance goals of Lincoln are met or exceeded, executive compensation tends to be higher than in years in which performance is below expectations.

An additional component is generally more long term in nature and includes awards of stock options. The options, which are non-transferable, have little or no initial value to the employee. The intent of this form of compensation is two-fold. The potential appreciation of the options that results from increases in the stock price of Lincoln aligns recipients’ interests with those of our shareholders. The vesting schedule, typically five year pro-rata, helps in two ways. It reduces the potential motivation for short-sighted behavior that might sacrifice long-term value for short-term results and also serves as an incentive for our key talent pool to remain with the organization for meaningful periods of time.

A final component of current compensation awards shares of stock under the Lincoln Bank Recognition and Retention Plan. The Lincoln shares awarded under this plan are subject to a vesting schedule of five years. This plan blends the primary components, combining immediate value, the potential for appreciation in the future and a vesting schedule designed to reward longer term performance and employee longevity. Under this plan, shares of stock are awarded to certain employees or directors whose performance is critical to the organization. Although not restricted to executive management, awards in 2006 were limited to executive management and Board members. The shares of stock have an immediate value to the employee subject to vesting requirements. As with options, the employee interests are aligned with those of Lincoln’s shareholders in that price appreciation of the stock ultimately benefits the employee who has received those awards. Also, as with options, the vesting period of five years rewards key employees who have longevity with Lincoln.

The process to determine the number of options awarded includes consideration of the intrinsic value of those options. This value is applied to the suggested option award for reasonableness based on the individual’s salary and their level of accomplishment and value to the organization.

In some instances, option awards are awarded to a newly hired employee as a part of the negotiation process. This can result in a parity issue with existing employees. In those cases, existing employee performance and worth to the organization are reviewed and, if it is deemed appropriate, may result in additional options being issued to the existing employees.

James D. Bennett, who was hired as Senior Vice President, Business Development of the Bank, received a 5,000 share stock option award, at an option price of $17.69 per share, on August 15, 2006.  In addition, all executive officers (except Mr. Engle) received an award of 2,250 stock options at an option price of $13.89 per share on December 18, 2007.  Mr. Engle and all Directors received an award of 2,000 stock options at an option price of $13.89 per share on December 18, 2007.  These are the only option awards made to executive officers in 2006 and 2007.

Lincoln also provides various organization-wide benefit programs such as health/dental insurance, life insurance, long-term disability insurance, a flexible benefits plan, an employee stock ownership plan and a 401(k) plan. These benefits are determined after review of benefits paid by comparable financial institutions, particularly in the Midwest.

Base Salary. Base salary levels of Lincoln’s executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest and are based on asset size and ownership structure. In 2007 the committee consulted the 2007 Crowe Chizek and America’s Community Bankers compensation reviews and the America’s Community Bankers compensation and benefit survey.

In determining base salaries, the Committee also takes into account individual experience and performance and contributions the employee makes to the achievement of Lincoln’s goals. Those contributions vary in type and scope, depending on the requirements of the job, the skills, experience and knowledge an employee brings to a particular position and the quality of work performed. These qualities are considered when evaluating the value of the employee to the organization and determining the appropriate level of compensation in exchange for those qualifications.

Mr. Engle received a base salary of $289,600 for 2007, compared to $256,538 for 2006. The 2007 base salaries for the other named executive officers were $172,884 for John Ditmars, $145,996 for Mr. Baer, $149,100 for Jonathan D. Slaughter, $118,886 for Bryan Mills and $119,135 for James D. Bennett.  These salaries for 2006 were $155,486, $140,385, $142,928, and $113,406, respectively.  Mr. Bennett was not a named executive officer in 2006.  The increases in base salary were determined consistent with the guidelines and factors discussed above.

Annual Incentive Bonuses. On April 18, 2006, Lincoln’s Board of Directors adopted the Lincoln Bancorp Incentive Plan. The Incentive Plan provides for the payment of annual cash incentive bonuses to employees of the Bank, Lincoln’s wholly owned subsidiary, if minimum threshold requirements for the Bank’s performance for a given year are met. The payment is based on percentages (from 20% to 120%) of annual targets achieved for six different factors. These percentages are multiplied by the weighting factor for each target and the percentage of compensation for an employee based on the employee’s status. If 100% of the targets are achieved, the employee receives the percentage of compensation set for his employee level. The percentage of compensation employee levels range from 5% of annual salary up to 30% of annual salary. Each factor has a threshold target that, if not reached, results in no bonus being paid. Each target is evaluated individually. As noted above, payments may range from 20% to 120% of the employee’s bonus percentage of compensation set for the employee’s level. If the threshold target is not reached, no bonus will be paid for that factor.

Each year the Board of Directors determines the percentage of an employee’s base salary that the employee will be eligible to receive as a bonus if the threshold requirements established for that year are met. The percentages established for the 2007 fiscal year were 30% of compensation for the Bank’s executive officers and range from 25% to 5% of compensation for the remaining employees based on the employee’s pay grade

The table below summarizes the six factors and the weighting for each factor used for 2007 in calculating the bonus percentage as well as the percentage of base salary for which executive officers were eligible under the plan. All employees of the Bank will be paid the bank-wide incentive for 2007 at approximately 12% of their potential bonus (from .60% to 3.6% of their base salary depending on their base salary).

Factor	Weighting Percentage	Payout % for Actual Achieved (0% For Did Not Meet Threshold)	100% Goal	Threshold to Earn 20% of the Weighting Percentage	Actual Achievement	% of Salary Eligible to Executive Officers

Net Income	30%	0%	$4,432,000	$3,279,000	$2,823,000	0%
Deposit Growth	10%	0%	78,382,000	41,582,000	13,596,000	0%
Non-Interest Expense	15%	0%	24,368,000	24,712,000	25,137,000	0%
Non-Interest Income	10%	80%	6,619,000	6,407,000	6,578,000	2.4%
Net Interest Income	25%	0%	23,820,000	22,800,000	21,764,000	0%
Loan Growth	10%	40%	76,339,000	39,533,000	46,486,000	1.2%
Total	100%					3.6%

Lincoln believes that this program provides an excellent link between the value created for shareholders and the incentives paid to executives, since executives may not receive bonuses unless the above-mentioned goals are achieved and since the level of those bonuses will increase with greater achievement of those goals.

Stock Options. Lincoln’s option plans are intended to align executive and other key employees and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enabling executives to acquire a significant ownership position in Lincoln’s Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Committee determines the number of option grants to make to executive officers based on the practices of comparable financial institutions as well as the executive’s level of responsibility and contributions to Lincoln. For a description of Lincoln’s three stock option plans, see the Option Plan, the 1999 Option Plan and the 2005 Option Plan.

During 2007 the compensation committee met four times to consider awarding options recommended by the Chief Executive Officer. During 2007, options were awarded and priced on the same day that the Committee met. The pricing of the options is determined based upon the average of the high and low prices of the stock on the day the Committee makes the award, unless no trades occur on that day, in which case the previous day on which trades occurred is used.

For fiscal year 2008, the Committee has decided to consider the award of options or recognition and retention stock grants only on predetermined dates. For 2008, those dates will be February 19, June 17, September 16 and December 16, 2008.

During 2007, grants of options were made to all named executive officers, in the amount of 2,250 options at an option price of $13.89 on December 18, 2007; with the exception of Jerry Engle who received 2,000 options on that date and for the same option price along with all other  members of the Board.

Recognition and Retention Plan. The Recognition and Retention Plan is intended to provide directors and officers with an ownership interest in Lincoln in a manner designed to encourage them to continue their service with Lincoln. The gradual vesting of a director’s or officer’s interest in the shares awarded under the Recognition and Retention Plan is intended to create a long-term incentive for the director or officer to continue his service with Lincoln. A description of the Recognition and Retention Plan is provided below.

As of January 3, 2006 the Board awarded reward and recognition shares to members of the Board. Messrs. McConnell, Sherman and Engle were each awarded 3,513 restricted shares in recognition of their service to the Board and to encourage their continued service. Each of these directors had joined the Board in connection with or following Lincoln’s merger with First Shares Bancorp, Inc. All directors, including Messrs. McConnell, Sherman and Engle were also awarded an additional 1,487 shares of restricted stock. The restricted shares vest over a five-year period. These awards were in recognition of the accomplishment of several strategic initiatives of the Board. Lincoln has completed its first phase of the transition from a traditional savings bank to a commercial bank structure including management and sales staff changes. This includes a successful senior management transition as well as growth in key customer service and support positions. Certain key support additions also resulted in significant progress in the Board’s monitoring of compliance issues including a favorable indication of progress on the Bank’s cease and desist order with the Office of Thrift Supervision. This cease and desist order was lifted by the Office of Thrift Supervision in 2006.

Potential Payments Upon Termination or Change in Control. Each of the named executive officers has entered into an employment agreement with the Bank, except for James D. Bennett who has entered into a Special Termination Agreement with the Bank. These agreements provide for compensation following the executive’s termination of employment. The employment and special termination agreements to which the named executive officers are parties are described below in more detail below under “Employment and Special Termination Agreements.”

Section 162(m) of the Internal Revenue Code, in specified circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the named executive officers for 2007 exceeded the threshold for deductibility under section 162(m).

The Stock/Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of Lincoln’s shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 2007 for executives and for the Chief Executive Officer adequately reflect Lincoln’s compensation goals and policies.

Executive Compensation

The following table presents information for compensation awarded to, earned by, or paid to the named executive officers for 2006 and 2007.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Jerry R. Engle Chairman, President and Chief Executive Officer, Lincoln	2007	$289,060	$15,810	$21,502	$10,406	—	$33,047	$369,825
	2006	256,538	15,810	36,120	—	—	38,048	346,516

John B. Ditmars Executive Vice President, Lincoln	2007	172,884	—	15,427	6,224	—	21,273	215,808
	2006	155,486	—	23,880	—	—	21,317	200,683

John M. Baer Secretary and Treasurer Lincoln	2007	145,996	—	99	5,256	$6,000	15,458	172,809
	2006	140,385	—	11,621	—	5,000	19,397	176,403

Jonathan D. Slaughter Vice President, Lincoln	2007	149,100	—	99	5,368	—	15,687	170,254
	2006	142,928	—	—	—	—	19,324	162,252

James D. Bennett Senior Vice President, Bank	2007	118,886		3,789	4,289		4,819	132,032

Bryan Mills Senior Vice President, Bank	2007	119,135	—	99	4,280	—	12,158	135,423
	2006	113,406	—	—	—	—	14,838	128,244

(1)
Includes any amounts earned but deferred, including amounts deferred under the Bank’s 401(k) Plan. Mr. Engle does not receive any director fees and does not participate in the Bank’s Unfunded Deferred Compensation Plan for directors or the Deferred Director Supplemental Retirement Plan.

(2)
The amounts reflect the dollar amount Lincoln recognized, before forfeitures, for financial statement reporting purposes for the fiscal years ended December 31, 2007, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to December 31, 2007 and 2006. The expense recognized in the financial statements is determined by the vested pro-rata portion of the fair value of the stock or option award on the date of award.  The assumptions used in calculating these amounts are included in Note 18 to the Financial Statements for the fiscal year ended December 31, 2007, included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Note 17 to the Financial Statements included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 1999, filed on March 30, 2000.

(3)
This column includes the increase in actuarial value of the named executive officer’s interest in the Bank’s defined benefit plan (which was frozen on June 30, 2004), between December 31, 2005 and December 31, 2006 and between December 31, 2006 and December 31, 2007. Only Mr. Baer participates in the defined benefit plan.

(4)
Includes the Bank’s matching contributions and allocations under its Employee Stock Ownership and 401(k) Plan and the value of insurance premiums in excess of IRS limits.  Includes the personal benefit to the named executive officers of split-dollar insurance purchased by the Bank and the value of a car allowance for Mr. Engle and Mr. Ditmars.  The named executive officers received certain perquisites during 2007, but the incremental cost of providing those perquisites did not exceed the $10,000 disclosure threshold.

Option Plans

Stock Option Plan

On April 20, 1999, the Board of Directors of Lincoln approved the Lincoln Bancorp Stock Option Plan, which became effective on July 6, 1999, when the shareholders approved the Option Plan. The Stock/Compensation Committee, which is composed of non-employees, administers the Option Plan.

The Option Plan provides for the grant of incentive and non-qualified options and reserved 700,925 shares of Common Stock for issuance pursuant to options grants. As of the date of this Proxy Statement, options for 459,576 shares of Common Stock remain outstanding under the Option Plan with an average price per share of $14.20, and 230 shares of Common Stock  are reserved for future issuance under the Option Plan. Lincoln’s Board of Directors may terminate the Plan at any time, but termination of the Option Plan may not adversely affect the validity of options previously granted under the Plan. No incentive options may be granted under the Option Plan after July 5, 2009.

Under the option plan the Stock/Compensation Committee may grant options to officers, directors and other key employees of Lincoln or its subsidiaries who are materially responsible for the management or operation of the business of Lincoln or its subsidiaries and have provided valuable services to Lincoln or a subsidiary. An individual may be granted more than one option under the Option Plan. However, no employee may be granted options for more than 200,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of ten years (in the case of incentive options) or ten years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options will become exercisable at a rate of 20% at the end of each twelve months of service with Lincoln after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Option Plan are adjusted for capital changes such as stock splits and stock dividends.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the Option Plan, optionees may deliver a notice to their broker to deliver to Lincoln the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Lincoln. An optionee also may pay the exercise price by tendering whole shares of Lincoln’s Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during specified periods.

1999 Option Plan

The Lincoln Bancorp 1999 Stock Option Plan is a continuation of the First Shares Bancorp, Inc. 1999 Stock Option Plan previously adopted by First Shares Bancorp, Inc., an Indiana corporation that merged into Lincoln on August 2, 2004. There are currently options for 76,500 shares of Common Stock outstanding under the 1999 Plan with an average option price of $7.34 per share. No further options may be granted under this plan.

The option price of the shares subject to options granted under the 1999 Plan must be paid in full upon exercise of the option. Payment may be in any one or combination of the following:  (a) cash; (b) shares of Common Stock; (c) with the consent of the Stock/Compensation Committee, by tender of property; (d) by waiver of compensation due or accrued to the optionee for services rendered; (e) if the optionee may do so without violating the securities laws, by delivering a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to Lincoln the total option price in cash and, if desired, the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Lincoln or any of its subsidiaries, as specified in the notice; or (f) in the discretion of the Stock/Compensation Committee and to the extent permitted by law, by a loan as specified in the 1999 Plan. The 1999 Plan also provides that upon the occurrence of a change in control as defined in the 1999 Plan, or otherwise with the consent of the Stock/Compensation Committee, options may be exercised by surrender of all or part of the option being exercised.

If an optionee ceases to be an employee of Lincoln and its subsidiaries for any reason other than death, any option granted to the optionee will terminate immediately. If the termination in employment occurs because of the optionee’s death, all options granted to the optionee will become fully exercisable notwithstanding any vesting period that may have been established and the personal representative of the optionee or any person to whom the option is transferred by the optionee’s will or in accordance with the laws of descent and distribution may exercise the option prior to the earlier of one year after the date of the optionee’s death or the original expiration date of the option.

2005 Option Plan

On March 15, 2005, the Board of Directors of Lincoln approved the Lincoln Bancorp 2005 Stock Option Plan, effective as of May 17, 2005, the date the shareholders of Lincoln approved the Plan. The Option Plan is administered by the Stock/Compensation Committee.

At the time the Plan was adopted, two hundred fifty thousand shares were reserved for issuance pursuant to options to be granted under the Plan. As of the date of this Proxy Statement, options for 159,296 shares of Common Stock remained outstanding under the 2005 Plan with an average price per share of $15.87, and 90,704 shares of Common Stock were reserved for future issuance under the 2005 Option Plan. Lincoln’s Board of Directors may terminate the Plan at any time. However, no termination of the Plan may adversely affect the validity of options or cash awards previously granted under the Plan. No incentive stock options may be granted under the Plan after May 16, 2015.

Options and cash awards may be granted under the Plan to officers, directors and other key employees of Lincoln or of a subsidiary who, in the opinion of the Committee, are materially responsible for the management or operation of the business of Lincoln or a subsidiary and have provided valuable services to Lincoln or a subsidiary. Those persons may be granted more than one option under the Plan. However, no employee may be granted options for more than 25,000 shares of Common Stock in any calendar year.

The price to be paid for shares of Common Stock upon the exercise of each stock option may not be less than the fair market value of the shares on the date on which the option is granted.

Options are generally granted for terms of ten years (in the case of incentive options) or ten years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of the grant of the stock options. Options granted under the Stock Option Plan are adjusted for capital changes such as stock splits and stock dividends.

No option may have a term longer than ten years and one day from the date of grant.

The option price of each share of stock is to be paid in full in cash at the time of exercise. Under circumstances specified in the 2005 Option Plan, optionees may deliver a notice to their broker to deliver to Lincoln the total option price in cash and the amount of any taxes to be withheld from the optionee’s compensation as a result of any withholding tax obligation of Lincoln. The optionee also may pay the exercise price by tendering whole shares of Lincoln’s Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. In the event an option recipient terminates his or her employment or service as an employee or director, the options will terminate during certain specified periods.

The Stock/Compensation Committee may grant to optionees who are granted non-qualified stock options the right to receive a cash amount which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon the optionee as a result of the exercise of a non-qualified stock option and the receipt of a cash award.

The Stock/Compensation Committee may permit an optionee under the 2005 Option Plan, or any other stock option plan adopted by Lincoln or any of its subsidiaries, to surrender for cancellation any unexercised outstanding stock option and receive from the optionee’s employing corporation in exchange an option for that number of shares of Common Stock as may be designated by the Stock/Compensation Committee. Those optionees may also be granted related cash awards.

In the event of a change of control of Lincoln, and subject to limitations set forth in the 2005 Option Plan, outstanding options which are not otherwise exercisable will become immediately exercisable. Change of control, for this purpose, means an acquisition of control of Lincoln or Lincoln Bank within the meaning of  Section 574.4(a) of the regulations of the Office of Thrift Supervision (other than a change of control resulting from a trustee or other fiduciary holding shares of Common Stock under an employee benefit plan of Lincoln or any of its subsidiaries).

Recognition and Retention Plan

The Lincoln Bank Recognition and Retention Plan and Trust provides directors and officers an ownership interest in Lincoln. In 1999, Lincoln Bank contributed funds to the Recognition and Retention Plan to enable it to acquire 308,863 shares of Common Stock, 291,226 of which have already been awarded under the Recognition and Retention Plan, and 17,637 of which remain available for future awards. Our executive officers and directors are awarded Common Stock under the Recognition and Retention Plan without having to pay cash for the shares.

Awards are nontransferable and nonassignable, and during the lifetime of the recipient can only be earned by and made to him or her. The shares which are subject to an award will vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve months of service with Lincoln after the date of grant of the award. Service includes service as a director or director emeritus of Lincoln Bank. Awards are adjusted for capital changes such as stock dividends and stock splits. However, awards will become 100% vested upon termination of employment or service due to death or disability. If an executive officer's or director's employment and/or service were to terminate for other reasons, the grantee would forfeit any nonvested award. If employment or service is terminated for cause, or if conduct would have justified termination or removal for cause, shares not already distributed under the Recognition and Retention Plan, whether or not vested, may be forfeited by resolution of the Board of Directors of Lincoln.

When shares become vested and may actually be distributed in accordance with the Recognition and Retention Plan, the participants also receive amounts equal to accrued dividends and other earnings or distributions payable with respect to the Common Stock. When shares become vested under the Recognition and Retention Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed earlier. The amount of income recognized by the participant is a deductible expense for tax purposes for Lincoln. Shares not yet vested under the Recognition and Retention Plan are voted by the Trustee of the Recognition and Retention Plan, taking into account the best interests of the recipients of the Recognition and Retention Plan awards.

401(k) Plan

All employees who are over twenty-one years of age with at least ninety days of service may participate in the Lincoln Bank Employee Stock Ownership and 401(k) Savings Plan. Participants may elect to make monthly contributions up to 20% of their salary, subject to any applicable limits under the Internal Revenue Code. Lincoln makes a matching contribution of 100% of the employee’s contribution that does not exceed 3% of the employee’s salary. These contributions may be invested at each employee’s direction in one or more of a number of investment options available under the Plan. Matching employer contributions may also be invested at an employee’s direction in a fund which invests in Lincoln’s Common Stock. Employee contributions to the 401(k) Plan are fully vested upon receipt. Matching contributions generally vest at the rate of 20% after the first year, 40% after the second year, 80% after the third year, and 100% after the fourth year of service.  Employees hired prior to September 1, 2005 are 100% vested in employer matching funds. The normal distribution is a lump sum upon termination of employment, although other payment options may be selected.

The ESOP portion of the 401(k) Plan has borrowed funds from Lincoln and used those funds to purchase a number of shares of Lincoln in the conversion of Lincoln Bank to stock form. Collateral for the loan is the Common Stock purchased by the ESOP. The loan is being repaid principally from discretionary contributions to the ESOP portion of the 401(k) Plan. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP portion of the 401(k) Plan and shares released from the suspense accounts in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits payable under the ESOP portion of the 401(k) Plan generally become 100% vested after five years of credited service. Benefits from the ESOP portion of the 401(k) Plan are payable in the form of Common Stock or cash for fractional shares upon death, retirement, early retirement, disability or separation from service. Employees enter the ESOP portion of the 401(k) plan on a quarterly basis following one year of employment.

Grants of Plan-Based Awards for 2007

The following table sets forth information related to non-equity and equity based awards granted during fiscal year 2007 to the named executive officers under plans adopted by Lincoln and the Bank.

					Option Awards:
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Option
Name	Date (1)	Threshold ($)	Target ($)	Maximum ($)	Options (#)	Awards ($/Sh)	Awards (3)

Jerry R. Engle	12/18/07	$17,340	$86,700	$104,040	2,000	$13.89	$5,280
John B. Ditmars	12/18/07	10,373	51,865	62,238	2,250	$13.89	5,940
John M. Baer	12/18/07	8,760	43,799	52,559	2,250	$13.89	5,940
Jonathan D. Slaughter	12/18/07	8,946	44,730	53,676	2,250	$13.89	5,940
Bryan Mills	12/18/07	7,148	35,741	42,889	2,250	$13.89	5,940
James D. Bennett	12/18/07	7,133	35,666	42,799	2,250	$13.89	5,940

(1)	The grant date is the date the Stock/Compensation Committee of the Board of Directors of Lincoln took action to make the award.
(2)	The awards were made under Lincoln’s Incentive Plan, and the amounts listed are based upon the assumption that the performance goals in the Plan for the indicated levels were satisfied.
(3)	These options are valued in accordance with FAS 123R.

The stock option awards to the executive officers included in the table above were made on December 18, 2007 under Lincoln’s 2005 Stock Option Plan.   The shares vest over a 5-year period.  For a description of this option plan, see “Lincoln Bancorp 2005 Stock Option Plan.”

Outstanding Equity Awards

The following table presents information on stock options and restricted stock held by the named executive officers on December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End for 2007
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Jerry R. Engle	43,875			$7.32	5/25/2009	4,000	(3)	$56,120
	42,000	28,000	(4)	18.50	8/2/2014
		2,000	(5)	13.89	12/19/2017

John B. Ditmars	23,625			7.32	5/25/2009
	12,000	8,000	(6)	18.50	8/2/2014
	12,000	18,000	(7)	18.75	1/28/2015
		2,250	(8)	13.89	12/18/2017

John M. Baer	60,092			12.50	7/06/2009
		2,250	(8)	13.89	12/18/2017

Jonathan D. Slaughter	5,000			15.75	9/20/2015
		2,250	(8)	13.89	12/18/2017

Bryan Mills	2,250			5.79	5/01/2008
	2,250			12.68	7/22/2010
		2,250	(8)	13.89	12/18/2017

James D. Bennett	1,000	4,000	(9)	17.69	08/15/2016
		2,250	(8)	13.89	12/18/2017

(1)	The shares represented could not be acquired by the named executive officers as of December 31, 2007.
(2)	The market value of these awards is determined by multiplying the number of shares by the closing market price of Lincoln’s Common Stock on December 31, 2007, which was $14.03.
(3)	The restricted shares vest over a five-year period commencing January 3, 2006.
(4)	These options vest at the rate of 14,000 shares per year on August 2nd of each year ending August 2, 2009.
(5)	These options vest at the rate of 400 shares per year on December 18th of year ending December 18, 2012.
(6)	The options vest at the rate of 4,000 shares per year on August 2nd of each year ending August 2, 2009.
(7)	These options vest at the rate of 6,000 shares per year on January 28th of each year ending January 28, 2010.
(8)	These options vest at the rate of 450 shares per year on December 18th of each year ending December 18, 2012.
(9)	These options vest at the rate of 1,000 shares per year on August 15th of each year ending August 15, 2011.

There were no options exercised by the named executive officers during 2007.  There were 1,000 shares of Recognition and Retention Plan shares that vested for Mr. Engle during 2007.

Pension Benefits for 2007

The following table provides information on each plan that provides for payments or other benefits in connection with a named executive officer’s retirement, excluding tax-qualified and nonqualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)

Jerry K. Engle	Pentegra Group Pension Plan (1)	—	—	—
John B. Ditmars	Pentegra Group Pension Plan (1)	—	—	—
John M. Baer	Pentegra Group Pension Plan (1)	6	$82,000	—
Jonathan D. Slaughter	Pentegra Group Pension Plan (1)	—	—	—
Bryan Mills	Pentegra Group Pension Plan (1)	—	—	—
James. D. Bennett	Pentegra Group Pension Plan (1)	—	—	—

(1)	The plan is a noncontributory, multi-employer comprehensive pension plan. The plan was frozen as to new participants and for additional years of service for existing participants in June 2004.
(2)
The number of years of credited service are computed as of December 31, 2007, the same pension plan measurement date used for financial statement reporting purposes in the Bank’s Annual Report to Shareholders.

(3)
This information is as of December 31, 2007, the same pension plan measurement date used for financial statement reporting purposes in Lincoln’s Annual Shareholder Report, assumes that the named executive officer retires at age 65, the normal retirement age specified in the plan, and is based on compensation paid to the named executive officer until the plan was frozen. The interest rate assumptions used are the same ones used in making disclosures about this plan in Lincoln’s 2007 Annual Shareholder Report.

The Bank provided in the past a Pentegra Group defined benefit pension plan, which is a noncontributory, multi-employer comprehensive pension plan. All full-time employees who were participants in the Bank’s Pension Plan on June 30, 2004, participate in the plan, which was frozen as of that date. Separate actuarial valuations are not made for individual employer members of the Pension Plan. An employee’s pension benefits are 100% vested after five years of service.

The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee’s average salary times their years of service. Salary includes base annual salary as of each January 1, exclusive of overtime, bonuses, fees and other special payments. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant’s age and years of service. We recorded expenses totaling $163,251 for the Pension Plan during the fiscal year ended December 31, 2007. Benefits are currently subject to maximum Internal Revenue Code limitations of $185,000 per year.

Lincoln has no nonqualified deferred compensation plans in which executive officers participate.

Employment and Special Termination Agreements

The Bank has entered into a three-year employment contract with Mr. Engle and two-year contracts with Mr. Ditmars, Mr. Baer, Mr. Slaughter and Mr. Mills (the “Executives”). The contracts extend annually for an additional one-year term to maintain their three- or two-year terms if the Bank’s Board of Directors determines to so extend them, unless notice not to extend is properly given by either party to the contract. The Executives receive their current salary under the contract with the Bank, subject to increases approved by the Board of Directors. The contracts also provide, among other things, for participation in other fringe benefits and benefit plans available to the Bank’s employees. The Executives may terminate their employment upon sixty days’ written notice to the Bank. The Executives may also terminate their own employment for cause. The Bank may discharge the Executives for cause at any time or in specified events. The employment contracts protect the Bank’s confidential business information and protect the

Bank from competition by the Executives should they voluntarily terminate their employment without cause or be terminated by the Bank for cause.

The employment agreements between the Bank and Messrs. Engle, Baer, Ditmars, Slaughter, and Mills provide that if the Bank terminates an Executive’s employment for other than cause or if an Executive terminates his own employment for cause, the Executive will receive his base compensation under the contract for the balance of the contract if the termination does not follow a change in control (Mr. Engle’s and Mr. Ditmars’ agreements provided that this payment period shall be not less than six months). In addition, during that period, the Executive will continue to participate in the Bank’s group insurance plans and retirement plans, or receive comparable benefits. If the employee is terminated without cause or “for cause” within 12 months following a change in control, the employee will receive a lump sum payment within 30 days following the change in control equal to three times his base compensation in effect at the time of the termination of his employment.  The agreements also provide that within a period of three months after his termination following a change of control, the Executive will have the right to cause the Bank to purchase any stock options he holds for a price equal to the fair market value of the shares subject to the options minus their option price.  The agreements define “change in control” as any of the following:

•
a person or group acquires ownership of stock representing more than 50% of the Bank’s or Lincoln’s total fair value or total voting power of the stock of the Bank or Lincoln which acquisition of control could result from a merger of Lincoln or the Bank;

•
the date new directors are added to Lincoln’s board of directors as a result of a merger involving Lincoln or the Bank and as a result of such addition of directors, Lincoln’s or the Bank’s directors before the replacement constitute 50% or less of the total directors following such addition of directors; or

•
a person or group, other than shareholders of the Bank or an entity controlled by shareholders of the Bank, acquires more than 40% of the total gross fair market value of the Bank’s assets, unless the person or group owns 50% or more of the total value or voting power of the Bank’s stock.

If the payments provided for in the contract, together with any other payments made to the Executive by the Bank, are deemed to be payments in violation of the “golden parachute” rules of the Internal Revenue Code, those payments will be reduced to the largest amount which would not cause the Bank to lose a tax deduction for the payments under those rules. If the Executives had been terminated as of December 31, 2007, within 12 months following a change in control of Lincoln, without cause by the Bank or for cause by the Executive, the cash compensation which would be paid under the contracts would be have been $810,000 for Mr. Engle, $520,824.for Mr. Ditmars $439,821for Mr. Baer, $449,173 for Mr. Slaughter, and $358,627 for Mr. Mills.  These amounts are subject to any Section 280G(b)(3) limitations.

The Bank has entered into a Special Termination Agreement with James D. Bennett, the Bank’s Senior Vice President, Business Development. The Agreement has a twelve-month term, subject to annual extension by the Board of Directors of the Bank. If an involuntary termination of Mr. Bennett’s employment for reasons other than cause occurs within twelve months following a change in control, whether or not the termination occurs during the term of the Agreement, the Agreement provides that Mr. Bennett shall be entitled to a lump sum payment of 100% of his base amount compensation, as determined pursuant to Section 280G(b)(3) of the Internal Revenue Code. This termination benefit is to be paid in cash within twenty-five business days after the date of severance of employment. The Agreement also provides for continued life, health and disability coverage during the twelve months following Mr. Bennett’s termination of employment. If Mr. Bennett’s employment had been involuntarily terminated as of December 31, 2007, he would have been entitled to receive a termination benefit in the amount of $120,000.  The value of continued health insurance coverage for Mr. Bennett for 12 months as of December 31, 2007, is $16,802.  The term change in control in the Special Termination Agreements is defined in the same manner as described above with respect to the employment agreements.

The Bank has also entered into a Special Termination Agreement with four other of its officers who are not named executive officers. The agreements have a 12-month term, subject to annual extension by the Board of Directors of the Bank. The agreements provide that upon the involuntary termination of employment of the employees for reasons other than cause within 12 months following a change in control that occurs during the term of the agreement, the employees will be entitled to a lump sum payment of 100% of their base amount compensation as determined under 280G(b)(3) of the Code. If the employment of these four officers had been terminated as of December 31, 2007, they would have been entitled to receive a maximum total of $431,363 to be paid in cash within twenty-five business days after the date of severance of employment. The agreements also provide for continued life, health and disability coverage during the twelve months following the employees’ termination of employment.  The value of these benefits for the four officers totals $53,315.

Compensation of Directors

The following table provides information concerning the compensation paid to or earned by the members of Lincoln’s Board of Directors other than Jerry R. Engle for Lincoln’s last fiscal year, whether or not deferred:

Director Compensation for 2007

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	Total ($)

Lester N. Bergum	$29,040	$4,696	$88	$4,673	$38,497
Dennis W. Dawes	29,040	22,696	88	6,906	58,730
W. Thomas Harmon	29,040	4,696	88	4,137	37,961
Jerry R. Holifield	29,040	4,696	88	6,265	40,089
David Mansfield	29,040	4,696	88	8,082	41,906
R.J. McConnell	29,040	15,810	88	3,353	48,291
Patrick A. Sherman	29,040	15,810	88	9,552	54,490

(1)	Information on Mr. Engle, who is a named executive officer, is included in the Summary Compensation Table.
(2)
The Stock Awards and Option Awards columns present the fair value of the awards as determined under Statement of Financial Accounting Standards No. 123 (Revised) for the year of grant of these awards.  The values reflect the amount Lincoln recognized before forfeitures for financial statement reporting purposes for the year ended December 31, 2007, in accordance with FAS 123(R) and thus may include amounts from awards granted in and prior to 2007.  Option Awards were valued using the Black Scholes option pricing model with the following assumptions:  dividend yield of 2.99%, risk-free rate of return of 4.11%, expected volatility of 18.3% and expected life of options for eight years. The amount awarded to Mr. Engle represents the Recognition and Retention Plan shares granted to him in his capacity as a director of Lincoln. The expense recognized in the financial statements is determined by the vested pro-rata portion of the fair value of the stock on the date of award.  The assumptions used in calculating these amounts are included in Note 18 to the Financial Statements for the fiscal year ended December 31, 2007, included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
At December 31, 2007, all directors had outstanding, non-vested stock options for 2,000 shares at an option price of $13.89 per share which expire December 19, 2017.  The options were awarded December 18, 2007 and vest annually over five years.  The value reflected is the pro rata portion recognized by the Bank in accordance with FAS 123 (R).

(4)
This column includes the increase in actuarial value of the directors’ interest in the Deferred Director Supplemental Retirement Plan between December 31, 2006 and December 31, 2007. There were no above market earnings on deferred compensation to which directors are entitled under the Directors Deferred Compensation Plan in 2007.

In addition to the options described in footnote 3 to the table above, the outside directors held the following stock options at December 31, 2007:

At December 31, 2007, directors Bergum and Harmon had outstanding a fully vested nonqualified stock option for 16,284 shares at an option price of $12.50 per share which expires on July 6, 2009, and a fully vested nonqualified stock option for 3,716 shares at an option price of $16.40 per share which expires on December 20, 2015.

At December 31, 2007, director Dawes had outstanding a fully vested nonqualified stock option for 8,500 shares at an option price of $11.45 per share which expires on November 29, 2009, and a fully vested nonqualified stock option for 15,000 shares at an option price of $16.40 per share which expires on December 20, 2015.

At December 31, 2007, director Holifield had outstanding a fully vested nonqualified stock option for 26,284 shares at an option price of $12.50 per share which expires on July 6, 2009, and a fully vested stock option for 3,716 shares at an option price of $16.40 per share which expires on December 20, 2015.

At December 31, 2007, directors McConnell and Sherman each had outstanding a fully vested nonqualified stock option for 30,000 shares at an option price of $16.40 per share which expires on December 20, 2015.

At December 31, 2007, director Mansfield had outstanding a fully vested nonqualified stock option for 25,764 shares at an option price of $12.50 per share which expires on July 6, 2009, and a fully vested nonqualified stock option for 3,716 shares at an option price of $16.40 per share which expires on December 20, 2015.

Non-employee directors of Lincoln receive director fees of $3,600 per year. The Bank pays its non-employee directors an annual retainer of $13,200 plus $520 for each regular meeting attended and $300 for each committee meeting attended. Total fees earned by directors, including amounts deferred, for the year ended December 31, 2007 were $218,840.

The Bank’s Unfunded Deferred Compensation Plan permits the Bank’s directors to defer payment of some or all of their directors fees, bonuses or other compensation into a retirement account. Deferred directors fees are distributed either in a lump-sum payment or in equal annual or monthly installments over any period of from five to ten years. The lump sum or first installment is payable to the director, at the director’s discretion, on the first day of the calendar year immediately following the year in which he ceases to be a director, or in the year in which the director attains that age specified by the retirement income test of the Social Security Act. Any additional installments will be paid on the first day of each succeeding year thereafter. A director may elect for those payments to be received equally each month as well. If a change in control of the Bank occurs, a director’s benefits will be paid to him in a lump sum within thirty days following the change in control. A “change in control” is defined to mean any of the following:

•
a person or group acquires ownership of stock representing more than 50% of the Bank’s or Lincoln’s total fair value or total voting power of the stock of the Bank or Lincoln and stock of the Bank or Lincoln remains outstanding after the transaction;

•	a person or group acquires ownership of stock representing 30% or more of the total voting power of the stock of the Bank or Lincoln;

•
during a twelve-month period, a majority of the directors of Lincoln is replaced by directors whose appointment or election is not endorsed by a majority of the members of Lincoln’s Board in office before the date of the appointment or election, unless another corporation is a majority shareholder of Lincoln; or

•
a person or group, other than shareholders of the Bank or an entity controlled by shareholders of the Bank, acquires more than 40% of the total gross fair market value of the Bank’s assets, unless the person or group owns 50% ore more of the total value or voting power of the Bank’s stock.

Interest accrues on amounts deferred and unpaid at the highest rate offered by the Bank on insured savings accounts for any period of seven consecutive calendar days during each quarter. Interest is compounded quarterly and credited to accounts on the last day of each quarter. At present, the only directors who are participants in the deferred compensation plan are Lester N. Bergum, Jr., Jerry R. Holifield, and W. Thomas Harmon.

The Bank has also adopted a Deferred Director Supplemental Retirement Plan, which provides for the continuation of directors fees to a director upon the later of a director’s attainment of age seventy or the date on which he ceases to be a director. A director’s interest in the Supplemental Plan vests gradually over a five-year period commencing upon the director’s completion of five years of service on our board. Upon completing nine years of service, the director’s interest in the Supplemental Plan will be fully vested. The interests of directors who, as of December 1, 1997, had served at least one year on the Board vested immediately upon the adoption of the Supplemental Plan. The benefits payable to a director under the Supplemental Plan are calculated by multiplying the director’s vested percentage times the rate of directors fees paid to the director immediately prior to his attainment of age seventy or, if earlier, the date his status as a director terminated. If a director’s death occurs prior to the commencement of payments under the Supplemental Plan, the director’s designated beneficiary shall receive a monthly payment calculated by multiplying the director’s vested percentage times the rate of directors fees in effect immediately prior to the director’s death or, if earlier, the date on which his status as a director terminated. Payments under the Supplemental Plan will continue for 120 months. If a change in control of the Bank occurs, the present value of the benefits payable to a director under the Supplemental Plan are payable to the director within thirty days after the change in control.  A “change in control” is defined in the same manner as provided under the Deferred Compensation Plan described above.

Transactions with Related Persons

Lincoln has adopted a Policy and Procedures With Respect to Related Person Transactions.  The Policy provides that executive officers, directors, five-percent shareholders and their family members, and entities for which any of those persons serve as officers or partners or in which they have a ten percent or greater interest, must notify Lincoln’s Chief Financial Officer before entering to transactions or other arrangements with Lincoln or any of its affiliates if the amount exceeds $120,000. The Chief Financial Officer will determine whether under the guidelines in the Policy the transaction or arrangement should be submitted to the Audit Committee for approval. In determining whether to submit proposed transactions to the Audit Committee for consideration, the Chief Financial Officer will consider the relevant facts and circumstances, including the aggregate value of the proposed transaction, the benefits to Lincoln of the proposed transaction and whether the terms of the proposed transaction are comparable to the terms available to an unrelated third party and employees generally. The Policy also includes provisions for the review and possible ratification of transactions and arrangements that are entered into without prior review under the Policy.

The Bank follows a policy of offering to its directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. Current law authorizes the Bank to make loans or extensions of credit to its executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of its employees. At present, the Bank offers loans to its executive officers, directors, principal shareholders and employees with an interest rate that is generally available to the public with substantially the same terms as those prevailing for comparable transactions. All loans to directors and executive officers must be approved in advance by a majority of the disinterested members of the Board of Directors. Loans to directors, executive officers and their associates totaled approximately $3,458,000, or 3.5% of equity capital at December 31, 2007.

Director Lester N. Bergum, Jr. is a partner in the law firm Robison Robison Bergum & Johnson, based in Frankfort, Indiana, which serves as counsel to the Bank in connection with loan foreclosures, title searches, collection services, and related matters in Frankfort, Clinton County, Indiana. The Bank expects to continue using the services of the law firm for similar matters in the current fiscal year.

Director R.J. McConnell is a partner in the law firm of Bose McKinney & Evans, LLP, based in Indianapolis, Indiana, which served as counsel to the Bank on certain regulatory matters in 2007. The Bank expects to continue using the services of the law firm for regulatory matters in the current fiscal year.

Stock/Compensation Committee Report

The Stock/Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Stock/Compensation Committee has recommended to Lincoln’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Lincoln’s 2007 Annual Report on Form 10-K.

This Report is respectfully submitted by the Stock/Compensation Committee of Lincoln’s Board of Directors:

W. Thomas Harmon
Jerry R. Holifield
David E. Mansfield
Lester N. Bergum
Dennis W. Dawes

Audit/Compliance Committee Report

The Audit/Compliance Committee reports as follows with respect to the audit of Lincoln’s financial statements for the fiscal year ended December 31, 2007, included in Lincoln’s Shareholder Annual Report accompanying this Proxy Statement (“2007 Audited Financial Statements”):

The Committee has reviewed and discussed Lincoln’s 2007 Audited Financial Statements with Lincoln’s management.

The Committee has discussed with its independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of Lincoln’s financial statements.

The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor’s independence from Lincoln and its related entities) and has discussed with the auditors the auditors’ independence from Lincoln. The Committee considered whether the provision of services by its independent auditors, other than audit services including reviews of Forms 10-Q, is compatible with maintaining the auditors’ independence.

Based on review and discussions of Lincoln’s 2007 Audited Financial Statements with management and with the independent auditors, the Audit/Compliance Committee recommended to the Board of Directors that Lincoln’s 2007 Audited Financial Statements be included in Lincoln’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

This Report is respectfully submitted by the Audit/Compliance Committee of Lincoln’s Board of Directors.

Audit/Compliance Committee Members
W. Thomas Harmon
Dennis W. Dawes
David E. Mansfield
Jerry R. Holifield
Patrick A. Sherman

Accountants

BKD, LLP has served as auditors for the Bank since November 30, 1975, and for Lincoln since its formation in 1998. Lincoln believes that a representative of BKD, LLP will be present at the Annual Meeting with the opportunity to make a statement if he or she so desires. He or she will also be available to respond to any appropriate questions shareholders may have. The Audit Committee of Lincoln has selected BKD, LLP to audit its books, records and accounts for the fiscal year ended December 31, 2007.

Accountant’s Fees

Audit Fees. The firm of BKD, LLP (“BKD”) served as Lincoln’s independent public accountants for each of the last two fiscal years ended December 31, 2006 and 2007. The aggregate fees billed by BKD for the audit of Lincoln’s financial statements included in its annual report on Form 10-K and for the review of its financial statements included in its quarterly reports on Form 10-Q for the fiscal years ended December 31, 2006 and 2007, were $199,000 and $194,000, respectively.

Audit-Related Fees. BKD billed audit-related fees aggregating $13,571 and $11,200 for the years ended December 31, 2006 and 2007, respectively.

Tax Fees. The aggregate fees billed in each of fiscal 2006 and 2007 for professional services rendered by BKD for tax compliance, tax advice or tax planning were $21,500 and $28,700, respectively.

All Other Fees.  In 2006, $1,100 in fees were billed with respect to a fixed asset conversion project of the Bank.  In 2007, $56,300 in fees were billed for services provided on a special project.

Board of Directors Pre-Approval. Lincoln’s Audit Committee formally adopted resolutions pre-approving Lincoln’s engagement of BKD to act as its independent auditor for the last two fiscal years ended December 31, 2007. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c) (7) (i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD will be made by the Audit Committee and all non-audit and audit services to be rendered by BKD will be pre-approved by the Audit Committee. The Audit Committee pre-approved all services performed for 2007. Lincoln’s independent auditors performed all work described above with their full-time, permanent employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires that Lincoln’s officers and directors and persons who own more than 10% of Lincoln’s Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish Lincoln with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of the forms it received and/or written representations from reporting persons that no Forms 5 were required for those persons, Lincoln believes that during the fiscal year ended December 31, 2007, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were satisfied in a timely manner.

Shareholder Proposals

If a shareholder wishes to have a proposal presented at the next Annual Meeting of Lincoln and included in the Proxy Statement and form of proxy relating to that meeting, Lincoln must receive the proposal at its main office no later than 120 days in advance of March 14, 2009.

A shareholder proposal submitted for presentation at the Annual Meeting but not for inclusion in Lincoln’s proxy statement and form of proxy will normally be considered untimely if it is received by Lincoln later than 120 days prior to the Annual Meeting. If, however, Lincoln gives shareholders less than 130 days’ notice or prior public disclosure of the date of the next Annual Meeting, a proposal shall be considered untimely if it is received by Lincoln later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made. If Lincoln receives notice of the proposal after that time, each proxy that Lincoln receives will confer upon it the discretionary authority to vote on the proposal in the manner the proxies deem appropriate, even though there is no discussion of the proposal in Lincoln’s proxy statement for the next Annual Meeting.

Proposals should be sent to the attention of the Secretary of Lincoln at P.O. Box 510, 905 Southfield Drive, Plainfield, Indiana 46168. All shareholder proposals are subject to the requirements of the proxy rules under the 1934 Act and Lincoln’s Articles of Incorporation, By-Laws and Indiana law.

Other Matters

Management is not aware of any business to come before the Annual Meeting other than those  described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, the proxies solicited by this Proxy Statement will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

Lincoln will bear the cost of the solicitation of proxies. Lincoln will reimburse brokerage firms and other custodians, nominees and fiduciaries for the reasonable expenses they incur in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of Lincoln may solicit proxies personally or by telephone without additional compensation.

We urge each shareholder to complete, date and sign the proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors

Jerry R. Engle

March 14, 2008

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 15, 2008.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A Election of Directors - The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold
01 - David E. Mansfield (three-year term)	☐	☐	02 - Patrick A. Sherman (three-year term)	☐	☐

B Issue

2. In their discretion, on such other matters as may properly be brought before the Annual Meeting, or any adjournment thereof.

ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES.  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE DIRECTOR NOMINEES SET FORTH ABOVE.

C Non-Voting Items
Change of Address -- Please print new address below		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

D Authorized Signatures -- This section must be completed for your vote to be counted. -- Date and Sign Below

Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy)	Signature 2 - Please keep signature within the box	Signature 1 - Please keep signature within the box
/ /

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Revocable Proxy -- Lincoln Bancorp

905 Southfield Drive, Plainfield, Indiana 46168

ANNUAL MEETING OF SHAREHOLDERS - APRIL 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John B. Ditmars and John M. Baer, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse, all shares of common stock of Lincoln Bancorp that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 15, 2008, at 12:00 p.m. (local time), at the Guilford Township Community Center, Hummel Park, 1500 S. Center Street, Plainfield, Indiana, or any adjournment thereof, on the proposals set forth herein.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES SET FORTH ON THE REVERSE SIDE.

YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side.)